[Exhibit 10.2 Letter Agreement With China Cardinal]

          [Letterhead of Minghua Group International Holdings Limited]



April 13, 2004

Ms. Li-Ping Han
China Cardinal Limited
Flat/Rm 708
7th Floor
Dannies House
20 Luard Road
Wanchai, Hong Kong

Re:  Amendment to January 13, 2004 Contract


Dear Mr. Yang:

      Reference is made to that certain contract, dated January 13, 2004 (the "January 13 Contract") between Minghua Group International Holdings Limited ("Minghua") and China Cardinal Limited ("China Cardinal").

      Pursuant to the January 13 Contract, China Cardinal agreed to purchase 16,483,514 shares of Minghua's Common Stock for an aggregate price of $2,307,692. China Cardinal funded US$662,652 of the purchase price on January 18, 2004 and received 4,733,229 shares of Minghua's Common Stock. China Cardinal was then required to fund the remaining US$1,640,040 and receive 11,750,185 shares of Minghua Common Stock on March 31, 2004 (the "March Payment"). To date, China Cardinal has not yet made the March Payment.

      Without waiving any potential claims that either party may have against the other for breach of the January 13 Contract, the parties now desire to amend the January 13 Contract to provide for an extension of the time within which China Cardinal is required to make the March Payment. Accordingly, Minghua and Qiang Long, intending to be bound, hereby agree as follows:

      1. Amendment to March Payment Date. The January 13 Contract is hereby amended to extend the due date for the March Payment from March 31, 2004 to May 31, 2004.

      2. Contracts Remain in Full Force and Effect. Except as modified by this letter agreement, the January 13 Contract remain valid and binding upon the parties, unchanged and in full force and effect. This letter agreement shall be treated by the parties as a supplement and an amendment to the January 13 Contract and shall be governed by the provisions thereof, including any provisions regarding governing law and arbitration.

      4. Miscellaneous. The parties hereto, without the need for any additional consideration, agree to execute such other and further instruments, documents and agreements and to perform such other acts as may be reasonably required to effectuate the purposes of this letter agreement. This letter agreement along with the January 13 Contract constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof, including without limitation, any Chinese language versions of this agreement or the January 13 Contract that may have been entered into by the parties prior to the date hereof. Notwithstanding any provision of the January 13 Contract to the contrary, neither this letter agreement nor the January 13 Contracts may be amended, modified or supplemented except by a written instrument signed by all of the parties hereto. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument. Facsimile execution and delivery of this letter agreement is legal, valid and binding execution and delivery for all purposes.



                            [signature page follows]



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

      Please indicate your assent to the foregoing by executing this letter in the space provided below.

                                    Sincerely,

                           MINGHUA GROUP INTERNATIONAL
                                HOLDINGS LIMITED



                              By: /s/ Albert Wong
                                 ----------------------------------------
                              Albert Wong, Chief Executive Officer


ACCEPTED AND AGREED
TO AS OF THE DATE OF THIS
LETTER:

CHINA CARDINAL LIMITED


         /s/ Li Ping Han
-------------------------------------
Li-Ping Han





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